Exhibit 99.1

WTW Board Directors Announcement

External announcement – press release

WTW announces election of three new Board Directors

Dublin, December 8, 2022 – Willis Towers Watson Public Limited Company (“WTW” or the “Company”) is pleased to announce that its Board has unanimously selected Stephen Chipman, former CEO of Grant Thornton U.S.; Jackie Hunt, former Chair of Allianz Asset Management and Allianz Life (U.S.); and Fredric Tomczyk, former President and CEO of TD Ameritrade, to join the Board, each with start dates effective April 1, 2023.

The Board made these selections as part of its multi-year succession planning process, utilizing the assistance of a leading search firm.

In addition, two current Directors – Brendan O’Neill and Linda Rabbitt – have given notice to WTW that they will not be standing for re-election at the Company’s next Annual General Meeting (“AGM”), to be held in the second quarter of 2023. Each has decided not to stand for re-election in light of other commitments and in furtherance of the Board succession plan.

Paul Thomas, WTW Board Chair, said: “On behalf of the Board, I would like to welcome our three new Directors and to thank Brendan and Linda, our two outgoing Directors, for the many years of dedicated service that they have given WTW.

“We are delighted to have identified such strong incoming candidates in Stephen, Jackie and Fred, each of whom has significant experience leading dynamic professional and financial service firms as well as broad financial and operational expertise.”

New Director Biographies:

Stephen Chipman was previously CEO of Grant Thornton U.S. and a member of the firm’s global Board of Governors from 2009 to 2014. Shortly after retiring from Grant Thornton, Stephen became CEO of Radius, a business services company, until its acquisition in 2018. He is currently a Director of Auxadi, Stout and Prudential Insurance Funds. Stephen is originally from the UK and is a U.S. and British citizen. He is a certified public accountant in Texas and is a chartered accountant in England and Wales.

Jackie Hunt has held a number of senior management positions in companies including Aviva, Hibernian Group, Norwich Union Insurance, PricewaterhouseCoopers and RSA Insurance. From 2016 until 2021, she was a member of the Allianz SE management board with executive responsibility for the asset management and U.S. life insurance divisions. Prior to that, she was an Executive Director of Prudential plc and CEO of Prudential UK, Europe and Africa from 2013 to 2015. She was Group CFO of Standard Life from 2010 to 2013. She is currently a Director of Standard Chartered Bank PLC, Man Group PLC and Rothesay Life PLC. Jackie trained as a chartered accountant in South Africa and now lives in London, England.

Fredric Tomczyk was previously President and CEO of TD Ameritrade from 2007 to 2016. Prior to that, he joined Toronto-Dominion Bank in 2000 where he rose to Vice Chair of Corporate Operations. He is currently a director of CBOE Global Markets, Inc. and a Director of Sagan MI Canada Inc. and its operating subsidiary Sagan Mortgage Insurance Company Canada. Fred is a resident of Toronto, Canada.

Ends

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance.

Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success.

Learn more at wtwco.com.

Media Contact

Jamie Kilduff: +44 (0)20 7170 3746 | jamie.kilduff@willistowerswatson.com